TRADEMARK SUBLICENSE AGREEMENT
          THIS AGREEMENT (“Agreement”) is effective the 21st day of May, 2007 (the “Effective Date”) by and between Brookfield Global Asset Management Inc, an Ireland corporation, having a place of business at First Floor, Fitzwilton House, Wilton Place, Dublin 2, Ireland (“Sublicensor”) and Brookfield Infrastructure Partners L.P., a Bermuda limited partnership, having a place of business at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda (“Sublicensee”).
RECITALS
          WHEREAS Brookfield Properties Corporation (“Owner”) owns the Licensed Marks in the Territory as defined below and has granted to Sublicensor a right and license to use the Licensed Marks in the Territory with a right to grant sublicenses pursuant to a Trademark License Agreement dated September 15, 2005 (“Master License”);
          AND WHEREAS, the Sublicensee wishes to obtain a license to use the Licensed Marks in the Territory, and Sublicensor agrees to grant such a license, subject to the terms and conditions set out in this Agreement.
          NOW THEREFORE in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:
1. Definitions
“Effective Date” means the 21st day of May, 2007.
“Licensed Marks” means the trademarks, trade names, logos and domain names listed in Schedule A hereto, or as amended from time to time by written instrument executed by an officer or director of each of Sublicensor and Sublicensee.
“Licensed Uses” means uses of the Licensed Marks in connection with the Sublicensee’s or its subsidiaries’ current or proposed activities including in association with any goods or services sold or performed in connection with its subsidiaries’ current or proposed activities or activities performed by the Sublicensee.
“Master License” means the Trademark License Agreement between Owner and Sublicensor dated September 15, 2005.
“Owner” means Brookfield Properties Corporation.
“Parties” means Sublicensor and Sublicensee.
“Party” means Sublicensor or Sublicensee.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such) or other entity.
“Sublicensee” means Brookfield Infrastructure Partners L.P., a Bermuda limited partnership, having a place of business at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.
“Sublicensor” means Brookfield Global Asset Management Inc, an Ireland corporation, having a place of business at First Floor, Fitzwilton House, Wilton Place, Dublin 2, Ireland.
“subsidiary” of a Person (the “first Person”) means any Person directly or indirectly controlled by the first Person and includes a subsidiary of that subsidiary.
“Territory” means the United States and Canada.
2. Grant of SubLicense
2.1 Grant. Sublicensor hereby grants to Sublicensee and its subsidiaries, as of the Effective Date and subject to the terms and conditions of this Agreement, a non-exclusive, royalty-free right and sublicense to use the Licensed Marks in the Territory in association with the Licensed Uses.
2.2 Further Sublicensing. The rights granted by Sublicensor to Sublicensee and its subsidiaries pursuant to paragraph 2.1 shall not include the right to grant sublicenses to any other entities.
3. Sublicensee’s Acknowledgements and Agreements
3.1 Ownership. Sublicensee acknowledges Owner’s right, title and interest, and Sublicensor’s license and interests, in and to the Licensed Marks in the Territory. Except for the sublicense specifically provided in this Agreement, no other right, title, or interest in or to the Licensed Marks in the Territory is created for the benefit of Sublicensee or its subsidiaries.
3.2 Validity. Sublicensee agrees that it will not, either during the Term of this Agreement or thereafter, attack, oppose, attempt to cancel, or otherwise challenge in any manner or in any forum Owner’s ownership and interests, or Sublicensor’s license and interests, in and to the Licensed Marks in the Territory, or the validity of this Agreement.
3.3 Goodwill. Sublicensee acknowledges the goodwill associated with the Licensed Marks in the Territory, and agrees that all goodwill, including any increase in the value of the Licensed Marks as a result of this Agreement, will inure solely to Owner’s benefit. Sublicensee will not claim any title or any proprietary right to the Licensed Marks in the Territory or in any derivation, adaptation, or variation thereof.
3.4 No Registration. Sublicensee will not attempt to register any of the Licensed Marks in the Territory, either alone or in combination with other words or indicia, or use or attempt to register any trademark (including, without limitation, domain names, telephone numbers and other now existing or newly developed forms of trademarks) which is likely to be confused with the Licensed Marks.
3.5 Trade Name. Sublicensee and its subsidiaries are permitted to use all or part of the Licensed Marks as part of trade names of the Sublicensee or its subsidiaries in the Territory during the Term and subject to the terms and conditions of this Agreement.
3.6 Evidence of Use. Upon Owner’s or Sublicensor’s request, Sublicensee shall provide, at Owner’s or Sublicensor’s expense, evidence of use or other assistance that Sublicensor may reasonably request to document use of the Licensed Marks.
3.7 Recordation. Sublicensee agrees to provide reasonable assistance to Owner or Sublicensor, at Owner’s or Sublicensor’s request and expense, to record this Agreement with any relevant or appropriate governmental agency and expressly agrees that recordation (or any similar action) shall be undertaken only by Owner or Sublicensor and will be at Owner’s or Sublicensor’s sole discretion. The Sublicensee’s assistance may, for example, include signing any additional documents, including a shortened version of the major terms of this License.
4. Manner of Use
4.1 Usage Approval. Sublicensee agrees to use, and to permit its subsidiaries to use, the Licensed Marks only in a manner and form that has been approved in advance by Sublicensor and in accordance with any usage standards that Sublicensor may communicate to Sublicensee from time to time.
4.2 Ownership Identification. Sublicensee agrees to comply, and to require its subsidiaries to comply, with any reasonable marking requests that Sublicensor may make (for example, that Sublicensee use the phrase “Registered Trademark”) in relation to the Licensed Marks.
5. Quality Control
5.1 Quality Standards. Sublicensee agrees to use, and to permit its subsidiaries to use, the Licensed Marks only: (a) for Licensed Uses that meet any quality standards as communicated by Sublicensor to Sublicensee from time to time (for greater certainty, Sublicensor hereby agrees that Sublicensee’s activities as of the Effective Date of this agreement meet Sublicensor’s quality standards); (b) in accordance with all applicable laws; and (c) in accordance with sound commercial practice.
5.2 Prior Approval. Sublicensee agrees to submit, and to require its subsidiaries to submit, copies of all proposed materials for use in any medium bearing any Licensed Marks to Sublicensor, upon Sublicensor’s request, for Sublicensor’s approval before those materials are published or otherwise disseminated.
5.3 Audit. To control and monitor effectively the quality of the Licensed Uses and the use of the Licensed Marks, Sublicensor may inspect, upon five business day’s notice, during regular business hours and without disruption of Sublicensee or its subsidiaries, Sublicensee’s or its subsidiaries’ records relating to the Licensed Uses and the use of the Licensed Marks in the

Territory. Sublicensee agrees to permit, and to require its subsidiaries to permit, Sublicensor or its designated representatives to enter Sublicensee’s and its subsidiaries’ premises for the purpose of inspecting Sublicensee’s or its subsidiaries’ records.
6. Infringement and Enforcement
6.1 Notice of Use. Sublicensee shall promptly notify Sublicensor if Sublicensee learns of the existence, use or promotion of any mark or design that may be confused with any of the Licensed Marks in the Territory.
6.2 Cooperation. Owner or Sublicensor may take any legal action that Owner or Sublicensor deem necessary or advisable to enforce or defend the Licensed Marks. Sublicensee and its subsidiaries shall cooperate with Owner and Sublicensor in providing testimony, exhibits, facts or similar support or cooperation in connection with such legal action.
7. Term and Termination
7.1 Termination of Rights and Expiration of Agreement. The right and license granted hereunder shall commence on the Effective Date and shall continue in effect until terminated as noted below, or until otherwise agreed upon in writing between Sublicensor and Sublicensee.
7.2 Termination of Agreement at Election of Sublicensor. Sublicensor may terminate this Agreement immediately upon termination of the master services agreement dated December 4, 2007 between Sublicensee and Brookfield Asset Management Inc., among others. Sublicensor may terminate this Agreement upon giving 30 days’ written notice of termination to Sublicensee on the following events:
     (a) the bankruptcy, insolvency, receivership or winding-up of Sublicensee;
     (b) the change of control of Sublicensee including, without limitation, the disposition, by conveyance, transfer, lease, assignment or otherwise of all, or substantially all, of the assets of Sublicensee;
     (c) the date prior to the date on which the seizure or attachment of the property, assets or undertaking of Sublicensee, as a result of any action taken against it by any other Person;
     (d) Sublicensee defaults in the performance of any material term, condition or agreement and the default continues for a period of 30 days after written notice of termination of the breach is given to Sublicensee;
     (e) Sublicensee assigns, sublicenses, pledges, mortgages or otherwise encumbers the intellectual property rights granted to it; or
     (f) the termination or amendment of the Master License if such termination or amendment results in a loss of rights licensed hereunder by Sublicensor.
7.3 Termination of Agreement at Election of Sublicensee. Sublicensee may terminate this Agreement upon giving 30 days’ written notice of termination to Sublicensor in the event of default of Sublicensor in the performance of any material term, condition or agreement and the default continues for a period of 30 days after written notice of termination of the breach is given to Sublicensor.
8. Sublicensee’s Obligations Upon Termination
8.1 Reversion of Rights. Upon termination of this Agreement for any reason, all rights granted to Sublicensee under this Agreement shall cease and revert to Sublicensor. Except to the extent approved in writing by Sublicensor, Sublicensee agrees to immediately cease and desist from any use of any of the Licensed Marks in the Territory and to cause all of its subsidiaries to do same. Sublicensee agrees that it will not thereafter adopt, use or refer to any trademarks, service marks, logos, designs, trade names, trade dress, domain names, toll-free numbers or other identification, that is derived from or is likely to be confused with, any of the Licensed Marks in the Territory.
8.2 Name Change. Upon termination of this Agreement, Sublicensee agrees that it will promptly take steps to cancel any trade names of Sublicensee or its subsidiaries that incorporate any of the Licensed Marks in the Territory.
9. Indemnity. Sublicensee agrees to indemnify and hold Owner and Sublicensor and their respective officers, directors and employees harmless from and against all claims, demands, lawsuits, proceedings, and actions of every kind, and all costs, expenses, damages, obligations, deficiencies, or judgments whatsoever, including, but not limited to, reasonable attorney’s fees, and other costs and expenses, including interest and penalties, incident to the foregoing arising out of the use of the Licensed Marks in the Territory by Sublicensee or its subsidiaries in breach of this Agreement.
10. Limited Liability of Limited Partners of Sublicensee. The Parties acknowledge that Sublicensee is a limited partnership formed under the laws of Bermuda, a limited partner of which is liable for any liabilities or losses of the relevant partnership only to the extent of the amount that such limited partner has contributed, or agreed to contribute, to the capital of the relevant partnership and such limited partner’s pro rata share of any undistributed income. The Parties further acknowledge that Brookfield Infrastructure Partners Limited is the sole general partner of Sublicensee.
11. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the substantive laws of the Province of Ontario and the Federal Laws of Canada applicable therein.
12. Injunctive Relief. Sublicensee expressly acknowledges that nothing in this Agreement or any other agreement or agreements between the Sublicensor and Sublicensee shall prevent Owner or Sublicensor from immediately seeking injunctive relief, or any other equitable or judicial remedy, in any forum that Owner or Sublicensor, in their sole discretion, deem appropriate to protect its rights including its intellectual property rights.
13. Waiver and Modification. No waiver of any breach of this Agreement will constitute a waiver of any subsequent breach, and no waiver will be effective unless in writing and signed by the Party to be charged. This Agreement may not be amended or modified except by a writing signed by both Parties. The failure of either Party at any time to require performance by the other of any provisions of this Agreement will in no way affect the full right of the Party to require the performance of any provisions at any later time.
14. Severability. If any non-material provision of this Agreement, as determined by Sublicensor in its sole discretion, is held to be invalid, illegal, or unenforceable in any respect by a court or administrative body of competent jurisdiction, then unless otherwise agreed, this Agreement will continue in full force and effect except for such provisions, which will be deemed excised herefrom. In such event, the Parties hereto agree to use their best efforts to agree on substitute provisions, which, while valid, will achieve as closely as possible the same economic effects as the invalid provision(s). If a material provision of this Agreement, as determined by Sublicensor at its sole discretion, is held to be invalid, illegal or unenforceable and cannot be modified to Sublicensor’s satisfaction, this Agreement may be terminated at Sublicensor’s option.
15. Headings. The headings of the sections and subsections of this Agreement have been inserted for convenience of reference only and do not restrict or otherwise modify any of the terms or provisions of this Agreement.
16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
17. Relationship of the Parties. Nothing contained herein shall be construed to place the Parties in a relationship of joint venturers, partners, associates or principal and agent. Neither Party is granted the right to assume or create any obligation or responsibility for or on behalf of the other Party or otherwise bind the other Party other that as may be expressly authorized by the other Party in writing.
18. Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon Sublicensor, Sublicensee and their respective permitted successors and assigns.
19. Survival. All obligations of Sublicensor and Sublicensee shall expressly or by their nature survive expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding such expiration and termination or until they are satisfied or by their nature expire.
20. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission, by express courier, or by prepaid mail (except during an interruption of postal services). Any such notice or other communication, if mailed by prepaid mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the second business day after the post marked date thereof, or if sent by facsimile, will be deemed to have been received on the business day following the sending, or if delivered by express courier or by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. Notices and other communications will be addressed as follows:
If to Sublicensor:
Brookfield Global Asset Management Inc
First Floor
Fitzwilton House
Wilton Place
Dublin 2, Ireland
Attn: Secretary
If to Sublicensee:
Brookfield Infrastructure Partners Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12, Bermuda
Attn: Secretary
21. Construction. This Agreement has been prepared by each of the Parties hereto and the terms hereof will not be construed in favor of or against any Party by reason of its participation in the preparation.
22. Entire Agreement. This Agreement, together with the attached Schedules, sets forth the entire agreement and understanding of Sublicensor and Sublicensee with respect to the subject matter herein, and supersedes all prior agreements, arrangements and understandings, written or oral.
[NEXT PAGE IS SIGNATURE PAGE]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives having effect as of the Effective Date.

BROOKFIELD GLOBAL ASSET MANAGEMENT INC.
By:
	Name:	Scott Parsons
	Title:	Director

BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED
By:
	Name:	Derek Pannell
	Title:	Director

SCHEDULE A
CURRENT MARKS
Canada

Mark	Application/Registration
BROOKFIELD	TMA472,422

BROOKFIELD & Design	1,057,813

BROOKFIELD HOMES	TMA476,824

HOUSE SILHOUETTE DESIGN	1,057,814
US

Mark	Application/Registration
BROOKFIELD	2,472,635

BROOKFIELD	75/841,797

BROOKFIELD	75/841,945

BROOKFIELD HOMES	2,472,636

HOUSE SILHOUETTE DESIGN	2,649,911

HOUSE SILHOUETTE DESIGN	2,445,948
EXTENDED MARKS
Canada

Mark	Application/Registration
BROOKFIELD	1,272,296

BROOKFIELD	1,272,298

Mark	Application/Registration
BROOKFIELD	1,272,300

BROOKFIELD	1,272,301

BROOKFIELD ASSET MANAGEMENT	1,272,304

BROOKFIELD ASSET MANAGEMENT	1,272,306

BROOKFIELD POWER	1,272,302

BROOKFIELD TIMBER	1,272,308
US

Mark	Application/Registration
BROOKFIELD	not yet filed (corresponds to Canadian application 1,272,296)

BROOKFIELD	not yet filed (corresponds to Canadian application 1,272,298)

BROOKFIELD	not yet filed (corresponds to Canadian application 1,272,300)

BROOKFIELD	not yet filed (corresponds to Canadian application 1,272,301)

BROOKFIELD ASSET MANAGEMENT	not yet filed (corresponds to Canadian application 1,272,304)

BROOKFIELD ASSET MANAGEMENT	not yet filed (corresponds to Canadian application 1,272,306)

BROOKFIELD POWER	not yet filed (corresponds to Canadian application 1,272,302)

BROOKFIELD TIMBER	not yet filed (corresponds to Canadian application 1,272,308)